Exhibit 99.1

MEDIA CONTACT
N E W S R E L E A S E	Amy Baker
VP, Corporate Communications & Marketing
MVB Bank
abaker@mvbbanking.com
844-682-2265

MVB Financial Corp. Announces New Stock Repurchase Program

(FAIRMONT, W.Va.) August 12, 2019 – The Board of Directors of MVB Financial Corp. (“MVB Financial” or “MVB”) (NASDAQ: MVBF) today announced the approval of a new stock repurchase program.

Under the new program, MVB is authorized to repurchase up to $5 million of its outstanding shares of common stock over the next 12 months or until the purchase is fully absorbed, whichever date comes first. The new stock repurchase program does not require MVB to repurchase any specified number of shares of its common stock, and it may be discontinued, suspended or restarted at any time at MVB’s discretion.

Currently the company has approximately 11.8 million shares of common stock issued and 11.7 million shares of common stock outstanding. The shares authorized for repurchase under the new program represent approximately 2.6% of the company’s issued shares and 2.7% of the company’s outstanding shares of common stock.

About MVB Financial Corp.

MVB Financial Corp. (“MVB Financial” or “MVB”), the holding company of MVB Bank, is publicly traded on The Nasdaq Capital Market® under the ticker “MVBF.” Nasdaq is a leading global provider of trading, clearing, exchange technology, listing, information and public company services. Through its subsidiary, MVB Bank, Inc., and the bank’s subsidiaries, MVB Mortgage and MVB Community Development Corporation, the company provides financial services to individuals and corporate clients in the Mid-Atlantic region. For more information about MVB, please visit ir.mvbbanking.com.

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Forward-looking Statements

MVB Financial Corp. has made forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, in this Press Release. These forward-looking statements are based on current expectations about the future and subject to risks and uncertainties. Forward-looking statements include, without limitation, information concerning possible or assumed future results of operations of the Company and its subsidiaries, as well as statements regarding MVB’s intent to recognize a holding gain on its equity investment in fintech companies and the anticipated use of the proceeds from such gains, as well as MVB’s future plans with regard to its fintech line of business. When words such as “plans,” “believes,” “expects,” “anticipates,” “continues,” “may” or similar expressions occur in this Press Release, the Company is making forward-looking statements. Note that many factors could affect the future financial results of the Company and its subsidiaries, both

Exhibit 99.1
individually and collectively, and could cause those results to differ materially from those expressed in the forward-looking statements contained in this Press Release. Those factors include but are not limited to: credit risk; changes in market interest rates; revaluation of equity investments, including MVB’s investments in fintech companies; inability to further scale up the fintech line of business; competition; economic downturn or recession; and government regulation and supervision. Additional factors that may cause our actual results to differ materially from those described in our forward-looking statements can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, as well as its other filings with the SEC, which are available on the SEC website at www.sec.gov. Except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements.